Exhibit 99.1

DANDRIT BIOTECH ANNOUNCES NEW THERAPEUTIC RESEARCH STRATEGY

NEW YORK, NY – June 12, 2017 – DanDrit Biotech USA, Inc. (“DanDrit” or the “Company”) is pleased to announce that on June 6, 2017, Mr. Rene Sindlev and Mr. Torben Bjørn Christensen, joined Dandrit’s Board of Directors (the “Board”) as part of a new strategy to expand the Company’s focus beyond its ongoing clinical drug trials to develop new therapeutic programs to treat cancer and other serious diseases.

Mr. Sindlev and Mr. Christensen have been instrumental in raising the additional capital necessary to to implement DanDrit’s new strategy, and in connection with their appointment to the Board, the Company is recruiting top scientific talent to initiate pre-clinical studies for our new biotechnology initiatives and to strengthen our intellectual property positions. The Company also plans to move its headquarters to Los Angles, California, while keeping a presence in Denmark.

To lead the implementation of DanDrit’s new strategy, on June 9, 2017 Dr. Eric Leire returned as Chief Executive Officer (“CEO”). Dr. Leire had been CEO of DanDrit and of its operating subsidiary in Denmark since 2014 and 2011, respectively, and his previous experience with the Company brings an in-depth knowledge of cancer vaccines, clinical development and the oncology sector. The Board believes that Dr. Leire’s pharmaceutical and biotechnology industry experience, as well as his academic experience, including his tenure as a Research Associate at the Harvard AIDS Institute, will prove invaluable to the Company’s new strategy. Dr. Leire also currently serves as a member of the Board of Directors of Novicol Life (Canada) and Blake Insomnia. Dr. Leire holds an MD from Grenoble University and an MBA from HEC and the Kellogg School of Management, Northwestern University. Dr. Leire also holds several patents for his original inventions.

Also on June 9, 2017 and prior to Dr. Leire’s appointment as CEO, the Board accepted the amicable resignation of Aldo Petersen as CEO and as a director of the Company, along with the amicable resignations of Soren Degn as Chief Financial Officer of the Company and N.E. Nielsen as a director of the Company.

About DanDrit

DanDrit Biotech USA, Inc. (OTCQB: DDRT) is a publicly traded, development stage, biopharmaceutical company with a 15 year history in the biotechnology industry developing immunotherapies for various types of cancer. DanDrit is currently engaged in development and clinical drug trials for a polytopic dendritic cell vaccine cancer immunotherapy for cancer survivors to prevent recurrence, and our lead product candidate, MCV, is a dendritic cell vaccine that could strengthen the immune response in colorectal cancer patients.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.